Exhibit 99.1

DESIGN WITHIN REACH, INC. ANNOUNCES RESIGNATION OF DAVID BARNARD,

CHIEF FINANCIAL OFFICER

•	Company Remains Comfortable with Q4 2004 and FY 2005 Consensus EPS Estimates

SAN FRANCISCO, CA (January 24, 2005) – Design Within Reach, Inc. (NASDAQ: DWRI) today announced the resignation of Chief Financial Officer David Barnard. Mr. Barnard, who joined the Company in September 1999, has accepted the Chief Financial Officer position at the privately held Cinder Block, Inc.

Wayne Badovinus, President and Chief Executive Officer, said, “We want to thank David for his significant contributions to Design Within Reach over the past five years. He has developed a strong financial and operational platform for our integrated business model. This foundation of financial excellence will enable us to continue to grow our business aggressively. We wish him continued success in his future endeavors.”

David Barnard said, “This was a difficult decision for me. It has been an extremely rewarding experience to help Rob Forbes develop his idea and to work with Wayne Badovinus to grow Design Within Reach into a thriving business. Ultimately, I decided to return to a private company allowing me an opportunity again to help an early stage company.”

Mr. Barnard will remain with Design Within Reach through the release of fourth quarter earnings and the filing of its 10-K and will work with the Company on the transition of his responsibilities to a replacement.

Design Within Reach will report fourth quarter and full year 2004 earnings on Thursday, February 17, 2005, after the close of the market. The Company reiterated that it is comfortable with fourth quarter 2004 and fiscal year 2005 First Call consensus EPS estimates.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design With Reach’s markets and the demand for its products. Factors that could cause Design With Reach’s actual results to differ materially from these forward-looking statements include its ability to effectively market and sell products in diverse market segments, its reliance on a limited number of products and third-party vendors and distributors, its ability to expand studio operations, increases in fulfillment costs, disruptions to information technology systems, unpredictable events and circumstances relating to international suppliers, increased competition, government regulatory action and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent 10-Q and S-1 IPO filing, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

Contact:	Wayne Badovinus
Design Within Reach, Inc.
(415) 676-6500
Andrew Greenebaum/Christine Lumpkins
Integrated Corporate Relations, Inc.
agreenebaum@icr-online.com; clumpkins@icr-online.com
(310) 395-2215

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